Exhibit 24(b)(10) – Consent of Independent Registered Public Accounting Firm

Exhibit 24(b)(10) – Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2011 with respect to the consolidated financial statements of ING Life Insurance and Annuity Company as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, and to the use of our report dated April 7, 2011, with respect to the statements of assets and liabilities of Variable Annuity Account B of ING Life Insurance and Annuity Company as of December 31, 2010, and the related statements of operations and changes in net assets for the periods disclosed in the financial statements, included in Post-Effective Amendment No. 42 to the Registration Statement (Form N-4, No. 033-75996) and related Prospectus and Statement of Additional Information of Variable Annuity Account B of ING Life Insurance and Annuity Company.

/s/ Ernst & Young LLP

Atlanta, Georgia
April 7, 2011